Exhibit 8

Subsidiaries of Van der Moolen Holding N.V.

     The following table sets forth the name and jurisdiction of incorporation of, and our ownership and voting interest in, our principal subsidiaries as of June 14, 2006

Subsidiary	Country of Incorporation	Percentage Ownership and Voting Interest

VDM Specialists, LLC	United States of America	75.0
Van der Moolen Effecten Specialist B.V.
Amsterdam(1)	Netherlands	100.0
Van der Moolen Obligaties B.V.	Netherlands	100.0
Van der Moolen Effecten Specialist B.V. Cologne
Branch(1)	Germany	100.0
Van der Moolen Equities, Ltd.	United Kingdom	100.0
Van der Moolen Financial Services B.V.(2)	Netherlands	100.0
Van der Moolen Financial Services S.A.S.(2)	France	100.0
Curvalue I B.V.(2)	Netherlands	100.0
Curvalue II B.V.(2)	Netherlands	100.0
Curvalue III B.V.(2)	Netherlands	100.0
Cybertrading B.V.(2)	Netherlands	100.0
Curvalue IV B.V.(2)	United Kingdom	100.0
Curvalue II GmbH(2)	Germany	100.0

(1)	As of January 1, 2006, Van der Moolen Trading GmbH became a branch of Van der Moolen Effecten Specialist B.V.

(2)	As of January 2, 2006, these are subsidiaries of the company following the acquisition of Curvalue